                                                                   EXHIBIT 10.13



                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Agreement is by and between GTE Service Corporation (the "Company") and Kent B. Foster ("Foster").

                                     PART I

     In consideration of the provisions in Part II, the Company agrees as follows:

     1. Foster will receive for the following:

          (a) A payment under the GTE Corporation 1997 Executive Incentive Plan ("EIP") for the 1999 Plan Year, provided that such payment will be in an amount determined by, and subject to the approval of, the Executive Compensation and Organizational Structure Committee of the Board of Directors or its designee ("ECC").

          (b) A prorated Performance Bonus (12/36ths) under the GTE Corporation 1997 Long-Term Incentive Plan ("LTIP") for the 1999-2001 Award Cycle, provided that, except as specifically limited by the following sentence, such payment will be governed by the terms of the LTIP and the relevant Performance Bonus Agreement (including, but not limited to, those provisions in paragraph 7(a) which provide for non-payment of an award in the event the participant engages in prohibited competitive activities), and will be in an amount determined by, and subject to the approval of, the ECC. Notwithstanding the foregoing, Section 8 ("Payment after Change in Control") of the Performance Bonus Agreement for the 1999-2001 Award Cycle shall not be applicable, under any circumstances, to any payment made pursuant to this paragraph and, thus, Foster will not be eligible for the Target Payment provided for by Section 8.

          (c) A Merger Implementation and Retention Bonus, pursuant to the terms of the agreement dated January 11, 1999 governing same (including, but not limited to, those provisions concerning forfeiture and repayment upon breach of covenants contained in that agreement) and subject to, as provided for in that agreement, closing of the proposed merger with Bell Atlantic Corporation or a subsidiary thereof.

          (d) The benefits specified by Foster's Executive Severance Agreement, dated June 4, 1998, and Foster's Employment Agreement, dated January 7, 1999 (the "January 1999 Agreement"), as amended by Foster's Agreement with the Company, dated November 1, 1999 (the "November 1999 Agreement") and the November MacDonald memorandum (the "November 1999 Memorandum").

          Any payment under this section shall be made at the time such payments are made to similarly situated executives. Foster will not be eligible to defer any portion of, and will not be eligible for an Equity Participation Program match on, any portion of such payments.

     2. By making this Agreement, the Company does not admit that it has done any wrongful act, and the Company specifically states that it has not committed any tort, breach of contract, or violation of any federal, state, or local statute or ordinance.

                                     PART II

     In consideration of the provisions in Part I, Foster agrees as follows:

     1. Effective either December 31, 1999 or, if Foster elects, January 1, 2000, Foster irrevocably retires from his position with the Company and from any officer, director, or other positions he holds for GTE Corporation or any of its affiliates, and from any internal or external Boards where he represents GTE (as defined in paragraph 3 below). Foster agrees not to seek reinstatement, recall, or future employment with GTE on or after the date of this Agreement.

Foster agrees that GTE retains the right to make future organizational changes, including but not limited to the right to combine, create, and/or fill positions, including, but not limited to, his former position. He agrees, further, that he is not eligible for and will not seek an alternative position with GTE (as defined in paragraph 3 below) prior to his separation from employment.

     2. Foster agrees and understands that the EIP and prorated LTIP payments described in Part I, paragraph 1 and the benefits described in the November 1999 Agreement above are more than any payments or benefits due to him under the Company's policies or practices. Except as relating to severance and retention benefits he is entitled to receive under his Executive Severance Agreement, the January 1999 Agreement, the November 1999 Memorandum, and the November 1999 Agreement or any bonus to which he may become entitled under his Merger Implementation and Retention Bonus agreement, Foster waives and forever discharges GTE (as defined in paragraph 3 below) from any liability to provide any notice of termination, including but not limited to any notice under the Worker Adjustment and Retraining Notification Act, or to pay any salary, bonus (short or long term), salary continuance, separation pay, severance pay, retention bonus, or pay, retirement incentive, or payments or benefits arising under any other plan, policy, practice, or program (offered on a qualified or non-qualified or voluntary or involuntary basis) which may have been payable as a result of the termination of his employment, except as provided in paragraph 3 below. Foster agrees that, should the Company offer any retirement incentive, early retirement, or voluntary or involuntary separation plan or program on or after the date of this Agreement, he shall not be eligible to participate. In addition, Foster has not relied on any statement, agreement, or promise of eligibility for any benefits, other than those set forth in this Agreement.

     3. Foster agrees to release GTE Service Corporation, GTE Corporation, Bell Atlantic Corporation, any related and affiliated companies, and their successors (including, after the merger, Bell Atlantic Corporation and any affiliated companies), and any and all current, former and future directors, employees, officers, agents, and contractors of these companies, and any and all employee pension or welfare benefit plans of these companies, including current and former trustees and administrators of these plans (the entities and persons referenced above are collectively referred to in this Agreement as "GTE") from all known and unknown claims, charges, or demands Foster may have based on his employment with GTE or the termination of that employment, including a release of any rights or claims Foster may have under the Age Discrimination in Employment Act ("ADEA"), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991, which prohibit discrimination in employment based on race, color, sex, religion, and national origin; the Americans with Disabilities Act, which prohibits discrimination based upon disability; Section 1981 of the Civil Rights Act of 1866, which prohibits discrimination based on race; the Employee Retirement Income Security Act, which governs employee benefits; any state laws against discrimination; or any other federal, state, or local statute or common law relating to employment. This includes a release by Foster of any claims for wrongful discharge, breach of contract, employment-related torts, or any other claims in any way related to Foster's employment with GTE or the termination of that employment.

This release does not include, however, a waiver of any claim to the payments provided for by this Agreement or any right Foster may have to vested benefits under any pension, savings, or deferred compensation plan; pay for banked and accrued (but unused) vacation; outstanding stock options; outstanding stock appreciation rights; or any severance benefits to which he is entitled under his Executive Severance Agreement and the November 1999 Agreement. Notwithstanding the preceding paragraph, Foster does not release, discharge, or waive any rights to indemnification Foster may have under the By-Laws of the Company, the laws of the State of New York, or any insurance coverage maintained by or on the behalf of the Company, nor will the Company take any action intended, directly or indirectly, to encumber or adversely affect Foster's rights under such indemnification arrangement.

GTE hereby releases Foster, Foster's family, heirs, successors, agents and attorneys from, and agrees not to sue or join in any suit against such parties for, all known and unknown claims, charges, or demands GTE may have based on Foster's conduct that he believed to be in good faith to be in the course and scope of his employment; provided, however, that this release will not extend to any conduct of Foster that constituted a knowing violation of any law, regulation, or ordinance.

     4. Foster has not filed and promises not to file, or permit to be filed on his behalf, any lawsuit or complaint against GTE regarding the claims released in Part II, paragraph 3 above. Foster also promises to opt out of and to take such other steps as he has the power to take to disassociate himself from any class seeking relief against GTE regarding any claims released in Part II, paragraph 3. If a court, administrative agency, arbitrator, or any other decision maker with authority awards Foster money damages or other relief, with respect to claims released in Part II, paragraph 3, Foster hereby assigns to the Company all rights and interest in such money damages and other relief.

     5. Foster agrees not to disclose the terms of this Agreement, that this Agreement exists, or that he received any payments from the Company to anyone except his attorney, his financial planner, or his immediate family. If he does disclose the terms of this Agreement to his immediate family, his financial planner, or his attorney, he will advise them that they must not disclose the terms of this Agreement.

     6. Foster further agrees to take no action that would disparage or cause GTE (including its employees, directors, and shareholders) embarrassment or humiliation or otherwise cause or contribute to GTE (including its employees, directors, and shareholders) being held in disrepute or in a negative light by the general public or GTE's clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors.

Foster will cooperate and make all reasonable efforts to assist the Company in any investigation of matters involving GTE. Foster also agrees to testify as a witness and be available for interviews and to assist GTE in preparation for any legal proceedings involving GTE in which Foster has direct knowledge or specific expertise. Foster will be compensated appropriately and reimbursed for reasonable expenses.

Nothing in this Agreement shall be construed to prevent Foster from giving compelled truthful testimony before any federal or state agency or in any judicial proceeding; provided that, in order to permit GTE to seek an injunction or other judicial relief, he will timely notify GTE in advance of any such proceeding in which he expects to be called to testify or for which he has received a subpoena.

No executive officer or member of the Board of Directors of GTE Corporation will take any action that is intended to disparage or cause Foster embarrassment or humiliation or otherwise cause or contribute to Foster being held in disrepute or in a negative light by the general public. Notwithstanding the foregoing, GTE reserves all rights to take any lawful measure to protect confidential and proprietary information or to enforce any provision of this Agreement and to provide truthful testimony before any federal or state agency or in any judicial proceeding.

     7. Foster acknowledges and agrees that GTE has the right to seek injunctive relief in order to preclude Foster from engaging in activity that would constitute or result in a breach of his obligations under this Agreement or the Covenants set forth in his January 7, 1999 Agreement. If Foster breaches this Agreement or files a lawsuit or complaint regarding claims Foster has released, in addition to the Additional Remedies set forth in his January 7, 1999 Agreement, Foster will pay for all costs incurred by GTE, including reasonable attorneys' fees, in defending against his claim or in any suit by GTE to enforce this Agreement.

     8. Foster understands that he has been given 21 days to review and consider this Agreement before signing it. Foster further understands that he may use as much of this 21-day period as he wishes prior to signing this Agreement.

     9. Foster may revoke this Agreement within seven days after he signs it. If Foster wishes to revoke this Agreement within this seven-day period, written notice of revocation should be delivered to the office of J. Randall MacDonald, by the close of business seven days after Foster signs the Agreement. This Agreement will not become effective or enforceable until seven days after Foster signs it. If Foster revokes this Agreement, it will not be effective or enforceable, and he will not receive the benefits described in Part I, paragraph 1.

     10. Foster agrees that the Company advised him to consult with an attorney before signing this Agreement.

     11. The parties participated jointly in the negotiation of this Agreement, and each party had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     12. Foster and the Company agree that the sections in the January 7, 1999 Agreement captioned Governing Law, Additional Remedies and Arbitration will apply to any disputes relating to this Agreement.

     13. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement.

     14. This Separation Agreement and General Release, Foster's Executive Severance Agreement, Foster's Employment Agreement dated January 7, 1999, the November 1999 Agreement, the November 1999 Memorandum, and Foster's Merger Implementation and Retention Bonus Agreement constitute the entire Agreement between Foster and the Company as to the subject matter addressed herein and shall be binding upon the heirs, successors, and assigns of Foster and the Company. No other promises or agreements with regard to this subject matter have been made to Foster other than those in this Agreement. Foster is not relying on any statement, representation, or warranty that is not contained in this Agreement.

Foster acknowledges that he has read this Agreement carefully, fully understands the meaning of the terms of this Agreement, and is signing this Agreement knowingly and voluntarily.



Subscribed and sworn to before                    ------------------------------
me this ___ day of _______________, 1999.         Kent B. Foster



-----------------------------------------         -------------------
         Notary Public                                  Date



Subscribed and sworn to before                    GTE Service Corporation
me this ___ day of _______________, 1999.



-----------------------------------------         ------------------------------
         Notary Public                            By:
                                                  Title:

                                                  -------------------
                                                        Date

Nov 1, 1999


Kent B. Foster
[Address]
[Address]

Dear Kent:

On behalf of the GTE Board of Directors and the entire management team, I want to thank you for the critical contributions you have made in your career at GTE and your role in positioning GTE as a leader in the telecommunications industry as we face the challenges ahead of the twenty first century.

I am writing to summarize the arrangements that we have agreed upon regarding your transition from employment with GTE Service Corp. ("GTE").

1. You will have elected to retire from employment with GTE as of December 31, 1999 or January 1, 2000. You will notify me of the retirement date you have selected as soon as possible.

2. Except as modified by this Agreement, your entitlement to separation benefits following the separation of your employment will be governed by the relevant provisions of your Employment Agreement, dated January 7, 1999 ("Employment Agreement") and your Executive Severance Agreement, dated June 4, 1998 ("ESA"). Thus, you will be entitled to severance, benefits, outplacement counseling, and eligible for a tax gross-up payment, if applicable, pursuant to Sections 2.1, 2.2, 2.3, 2.6, 5.2, and 5.4 of your ESA, as well as additional pension and benefit credit (in lieu of service credit under Section 2.5 of your ESA) and the Long-Term Retention Incentive in accordance with the terms of your Employment Agreement. In addition, you will receive a Merger Implementation and Retention Bonus (assuming the merger closes) in accordance with, and subject to the terms of, your agreement governing that bonus.

3. At the same time that GTE makes the severance payment to you pursuant to
Section 2.1 of your ESA, GTE also will make a cash payment to you equal to the sum of your current base pay and 130% of your norm EIP payment for 1999 (or greater, but not to exceed the average of the EIP ESA formula). This additional cash payment (which will not be in lieu of any other payment you are entitled to receive) will not be treated as compensation for purposes of calculating your benefits under GTE's benefit plans, policies, and

Kent B. Foster
November 1, 1999
Page 2



arrangements. This payment will be subject to your compliance with the covenants set forth in your January 7, 1999 agreement captioned "Covenants", as modified by this Agreement, "Confidentiality" and "Additional Remedies."

4. The benefits described in this Agreement are the only separation benefits to which you are entitled under your Employment Agreement, your ESA, and GTE's benefit plans, policies, and arrangements.

5. You will be eligible for a payment under the GTE Corporation 1997 Executive Incentive Plan ("EIP") for 1999 and a prorated (12/36ths) Performance Bonus under the GTE 1997 Long-Term Incentive Plan ("LTIP") for the 1999-2001 Award Cycle. These payments will be calculated as described in the attached Separation Agreement and General Release (the "Release"). Consistent with the terms of the Release, both your EIP payment and your prorated Performance Bonus will be paid at the time such payments are made to similarly situated executives. You will not participate in the EIP beyond 1999, and you will not participate in LTIP for future Award Cycles nor will you be eligible to receive any additional grants of stock options.

6. In accordance with GTE policy, you will not be eligible to defer any portion of the severance payments provided for by your ESA and by this Agreement, the payments under the EIP, the prorated payment under LTIP, and any Merger Implementation and Retention Bonus and, thus, you will not be eligible for a match on these amounts under the Equity Participation Program.

7. Paragraphs (a) ("Prohibited Conduct") and (b) ("Competitive Activities") of the Covenants section of your Employment Agreement are deleted and replaced by the following:

"During the period of your employment with GTE, and for a period ending with 24 months following your separation from employment, you will not work for, own, manage, operate, control, participate in the ownership, management, operation, or control of, or provide consulting or advisory services to any of the following companies or to any company or person affiliated with any of such companies: SBC, BellSouth, US West, AT&T, Sprint, MCI Worldcom, Qwest Communications, Williams Communications Group, Level 3, Global Crossing, Nextel, Intermedia, McLeodUSA, Winstar, and Nextlink, their respective affiliates, subsidiaries, related entities, lines of business, and successors, and all business entities, including joint ventures, in which any of them is a partner or has an ownership interest; provided that your purchase or holding, for

Kent B. Foster
November 1, 1999
Page 3



investment purposes, of securities in a publicly-traded company shall not constitute 'ownership' or 'participation in ownership' for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest.

"It is our hope that if you seek other employment following your separation from employment with GTE, you will do so outside the telecommunications industry. However, if you wish to engage, during the period in which the preceding paragraph applies, in any `Competitive Activities' (as that term was defined in your Employment Agreement before its amendment on Nov 1, 1999) that are not prohibited by the preceding paragraph, you will not do so without the advance written consent of the Chairman of GTE (or, following the merger with Bell Atlantic, the Chairman of the new company), which consent will not be unreasonably withheld."

The two-year exercise period provided for stock options and stock appreciation rights (collectively "options") by Section 2.7 of your ESA will be extended to five years; provided that no option may be exercised after the expiration of the maximum term of the option; and provided further that if GTE's Executive Compensation and Organizational Structure Committee or its designee (the "ECC") determines in its sole discretion that this paragraph would preclude the use of pooling of interest accounting, the ECC may, in its sole discretion, eliminate or modify this paragraph to the extent required to allow pooling of interest accounting. In addition, and notwithstanding anything to the contrary in LTIP or in your Stock Option Agreements ("Option Agreements"), all of your outstanding options that were granted before 1999 will be subject, after December 31, 2001, to the forfeiture provisions set forth in the Option Agreements, disregarding the Change in Control provisions of LTIP and the Option Agreements. Options granted to you in 1999 will be subject to such forfeiture provisions at all times. The elimination or modification of this paragraph by the ECC in accordance with the foregoing provisions will not entitle you to any additional compensation or benefits.

8. GTE will provide you with the additional benefits specified in Randy MacDonald's memorandum to you regarding transition arrangements, dated October 29, 1999. The financial counseling benefits specified in that memorandum will be in lieu of the financial counseling benefit provided by Section 2.4 of your ESA.

Kent B. Foster
November 1, 1999
Page 4



9. In consideration of the benefits conferred upon you by this Agreement, you will, on your last day of employment with GTE, execute a Release furnished to you by GTE, substantially in the form attached hereto. If you do not timely execute the Release, or if you execute and then revoke the Release in accordance with the terms of the Release, this Agreement will have no force or effect, and you will not be entitled to any payments or benefits under this Agreement.

10. Except as modified by this Agreement, all of the terms of the Employment Agreement, the ESA, and the other compensation and benefit plans in which you participate shall remain in effect in accordance with their terms, including but not limited to all of your outstanding stock options and stock appreciation rights, deferred compensation, retirement arrangements, and the "Covenants" and "Additional Remedies" sections of your Employment Agreement. This Agreement sets forth the entire understanding of you and GTE regarding your transition from employment with GTE, and supersedes all prior agreements and communications, whether oral or written, between you and GTE regarding this subject. This Agreement will not be modified except by written agreement of you and GTE.

Kent B. Foster
November 1, 1999
Page 5


By way of information, Randy MacDonald will be your contact person with regard to the specific benefits you will be receiving under this Agreement.

Please indicate your acceptance by signing below and returning to me by November 22, 1999.

Again, on behalf of the entire GTE team, I want to thank you for your many contributions and many years of valuable service with GTE.


Sincerely yours,



C.R. Lee

cc: J.R. MacDonald


I agree to the terms set forth above.


-------------------------------------
Kent B. Foster

Attachment

Revised 11/15/99
Revised 10/29/99
10/28/99



To:     Kent Foster
Fr:     Randy MacDonald
Re:     Transition Arrangements


As you requested, I wanted to summarize the points we have agreed to so far with regard to your transition. By way of information, I will be serving as the contact person for GTE as we work to finalize terms and thereafter will work with you to implement them.

1. GTE will provide you an office at either a GTE site or a mutually agreeable location for one year. In addition, we will provide you secretarial support for the same period of time. Of course, if you commence new employment during this one-year period, all of the above will cease.

2. You will keep your home computer, fax machine and other similar types of equipment, and GTE will pay the costs of customary maintenance on that equipment for the duration of its useful life.

3. The security that GTE has added to your home will be turned over to you inasmuch as it would be more expensive to GTE to remove and restore the home areas to their proper condition.

4. GTE will provide you with financial counseling for the calendar years 2000 and 2001 under the same terms as the counseling you presently receive.

5. GTE will pay the dues for the TPC at Las Colinas and the LaSima Club for one year. You will be responsible for payment of all other expenses. At the end of the one-year period, the Company will assist you in transferring the membership in the TPC at Las Colinas to your name or under our corporate umbrella. Of course, you will be responsible for all expenses associated with the transfer and maintenance of such membership thereafter.

     If these terms correspond to your understanding, please sign below and return to me.

     cc: C. R. Lee

     I agree with the above terms.



     --------------------------------                           ----------------
     Kent Foster                                                Date

February 4, 2000


Kent B. Foster
[Address]
[Address]

Dear Kent:

GTE has consulted Arthur Andersen regarding the impact of your option exercise period on GTE's ability to use pooling of interest accounting treatment for the proposed merger with Bell Atlantic. As a result, your November 1, 1999 letter agreement is amended to clarify our understanding of the original terms of the Agreement by replacing the last paragraph in paragraph 7 with the paragraph below. This amendment is written in legal terms to be consistent with the paragraph being replaced. While some of the language is identical to the existing provisions, changes have been made where necessary to reflect our initial understanding.

         "Except as provided in the remainder of this paragraph, the two-year exercise period provided for stock options and stock appreciation rights (collectively "options") by Section 2.7 of your ESA will remain in effect without change. Following either the merger with Bell Atlantic, or the announced abandonment of the merger by GTE, GTE's Executive Compensation and Organizational Structure Committee or its designee (the "ECC") will consider whether the two-year exercise period can be extended to five years without precluding the use of pooling of interest accounting. If the ECC determines, in its sole discretion, that the two-year exercise period can be so extended without precluding the use of pooling of interest accounting, the ECC will so extend the two-year exercise period to five years from the date of your retirement; provided that no option may be exercised after the expiration of the maximum term of the option. In addition, if the two-year exercise period is extended in accordance with the preceding provisions of this paragraph, notwithstanding anything to the contrary in LTIP or in your Stock Option Agreements ("Option Agreements"), all of your outstanding options that were granted before 1999 will be subject, after December 31, 2001, to the forfeiture provisions set forth in the Option Agreements, disregarding the Change in Control provisions of LTIP and the Option Agreements. Options granted to you in 1999 will be subject to such forfeiture provisions at all times. If the ECC determines in its sole discretion that this paragraph would preclude the use of pooling of interest accounting, the ECC may, in its sole discretion, eliminate or modify this paragraph to the extent required to allow pooling of interest accounting. The

Kent B. Foster
February 4, 2000
Page 2



          elimination or modification of this paragraph by the ECC, or the failure of the ECC to extend your option exercise period, in accordance with the foregoing provisions will not entitle you to any additional compensation or benefits."

In addition, separate and apart from the above and consistent with paragraph 4 of my October 28, 1999 memorandum to you, GTE will provide you with financial counseling at a cost not to exceed $50,000 per year for the calendar years 2000 and 2001. Any financial counseling costs that you incur in excess of $50,000 per year will be your responsibility.

If you have any question about this amendment, please let me know.

Sincerely yours,




J. Randall MacDonald
Executive Vice President-
Human Resources & Administration


JRM:jls

c:    D. Foster